UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GenMark Diagnostics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2013

The Annual Meeting of Stockholders of GenMark Diagnostics, Inc. (the “Company”) will be held on May 22, 2013, at 1:00 p.m. local time at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect Christopher Gleeson and Stephen Worland, Ph.D. as Class III directors to hold office for a term of three years.

2.	To approve the GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 25, 2013 will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS:

Christopher Gleeson Chairman of the Board

Carlsbad, California

April 5, 2013

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE” ) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?” IN THIS PROXY STATEMENT, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

(760) 448-4300

PROXY STATEMENT

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2013

This Proxy Statement and the Company’s 2012 Annual Report are both available at www.proxyvote.com.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2013

GENERAL

GenMark Diagnostics, Inc. (the “Company”) has made these proxy materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on May 22, 2013, at 1:00 p.m. local time, at the Company’s corporate offices located at 5964 La Place Court, Carlsbad, California 92008, and at any adjournments or postponements thereof (the “Annual Meeting”). These materials were mailed to stockholders on or about April 5, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the follow purposes: (i) to elect Christopher Gleeson and Stephen Worland, Ph.D. as Class III directors to hold office for a term of three years; (ii) to approve the GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan (the “ESPP”); (iii) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; (iv) to approve, on an advisory basis, the compensation of the Company’s named executive officers as described herein, and (v) to transact such other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?

The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials (the “Notice”) instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the internet, which include this Proxy Statement and the accompanying Notice, proxy card and the Company’s Annual Report. The Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Because you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. The Notice, which was mailed to most of our stockholders, instructs you how to access and review all of the proxy materials on the internet. The Notice also instructs you how to submit your proxy on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet. From our internet site you can instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5.	Who is entitled to vote?

Only record holders of outstanding shares of the Company’s common stock at the close of business on March 25, 2013 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on March 25, 2013, there were 32,744,839 outstanding shares of common stock. Each share of common stock is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at 5964 La Place Court, Carlsbad, California 92008, Monday through Friday between the hours of 9 a.m. and 4 p.m. Pacific time.

6.	Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

7.	How do I vote?

If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name,” you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent auditors (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the approval of the ESPP (Proposal 2), and the vote to approve, on an advisory basis, the compensation of the our named executive officers (Proposal 4).

If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?

Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008; (b) voting again by telephone or over the internet at a later time; or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted and what vote is needed to approve each of the proposals?

Proposal 1 — Election of Directors

In the election of directors, directors are elected by a plurality of the votes, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

Proposal 2 — Approval of the Company’s 2013 Employee Stock Purchase Plan

The proposal to approve the ESPP requires the affirmative vote of a majority of the votes cast on such proposal. Abstentions and broker non-votes will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

Proposal 3 — Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 4 — Advisory Vote on Executive Compensation

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e., “FOR” the nominees to the Board listed in these materials, “FOR” the approval of the ESPP, “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this proxy statement, unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above)). If the Company receives a proxy card with a broker non-vote, your proxy will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP and it will not be included as a vote “FOR” or “AGAINST” the nominees to the Board, the proposal to approve the ESPP, or the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

10.	How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD;

•	FOR THE APPROVAL OF THE COMPANY’S 2013 EMPLOYEE STOCK PURCHASE PLAN;

•	FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP; AND

•	FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

11.	How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

12.	Who pays the costs of the proxy solicitation?

The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. Although the Company has not yet done so, it may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. The Company would pay such firm, if any, customary fees, expected to be no more than $10,000 plus related expenses.

13.	Could other matters be presented for a vote at the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be presented for a vote at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Hany Massarany and Richard Slansky) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

15.	How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?

The Company’s bylaws (“Bylaws”) state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to our Corporate Secretary at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day, prior to the anniversary of the previous year’s annual meeting of stockholders, or January 23, 2014 and February 22, 2014, respectively. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the 2013 Annual Meeting, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of our Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Corporate Secretary upon written request.

Stockholders interested in submitting a proposal for consideration at our 2014 Annual Meeting must do so by sending such proposal to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2014 Annual Meeting is December 6, 2013. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2014 Annual Meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 6, 2013, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 6, 2013 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must submit the proposal in writing to our Corporate Secretary no earlier than January 22, 2014 and no later than February 21, 2014, in accordance with the specific procedural requirements contained in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary as provided above, or access our Bylaws on our web site at www.genmarkdx.com. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the matter at our 2014 Annual Meeting.

BOARD OF DIRECTORS INFORMATION

Our Board currently consists of six members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. Christopher Gleeson and Stephen Worland, Ph.D. are the two current Class III directors whose terms expire at the Annual Meeting. Each is being nominated for re-election as a director.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the two director nominees receiving the highest number of “FOR” votes will be elected as Class III directors. Both of the nominees have indicated their willingness to serve if elected, but if either should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Board may designate, unless a contrary instruction is indicated in the proxy.

The following sets forth information regarding members of our Board, including the director nominees for election at the Annual Meeting, related to their business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to conclude that each of our directors should serve as a director. While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. As set forth in our corporate governance guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and the ability to represent the best interests of the Company’s stockholders. In addition, the Corporate Governance and Nominating Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance and Nominating Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Nominees for Election as Class III Directors for a term expiring at the Company’s 2016 Annual Meeting of Stockholders

Christopher Gleeson. Mr. Gleeson, age 63, has served as Chairman of the Board of the Company since March 2010, and served as Chief Executive Officer of the Company on an interim basis from August 2010 to May 2011. Additionally, from December 1, 2010 through May 1, 2011, Mr. Gleeson served as the Company’s principal financial officer. Mr. Gleeson served as Chairman of the Board of Osmetech plc since July 2009. Mr. Gleeson was formerly President, Chief Executive Officer and a Director of Ventana Medical Systems, Inc., a supplier of automated diagnostic systems to the anatomical pathology market where he served from 1999 to February 2008. Following the acquisition of Ventana by Roche Diagnostics in February 2008, Mr. Gleeson became a member of the board of directors of Roche Diagnostics. Prior to joining Ventana, Mr. Gleeson was Senior Vice-President of Bayer Diagnostics, the diagnostics division of Bayer Healthcare Pharmaceuticals, and general manager of the U.S. commercial operations for Chiron Diagnostics, the diagnostics division of Chiron Corporation. Prior to that time, Mr. Gleeson was the founder, owner and managing director of Australian Diagnostics Corporation. Mr. Gleeson attended the Pharmacy and Business Schools at Monash University in Australia. We believe Mr. Gleeson is qualified to serve on and lead our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.

Stephen T. Worland, Ph.D. Dr. Worland, age 55, has served on the Company’s Board since June 2012. Dr. Worland is currently President and Chief Executive Officer and a director of eFFECTOR Therapeutics, Inc., a company focused on new treatments for cancer. Dr. Worland was President and Chief Executive Officer and a director of Anadys Pharmaceuticals, Inc., a biopharmaceutical company which discovered and developed treatments for Hepatitis C and cancer, from August 2007 until the company’s acquisition by Roche in November 2011. Dr. Worland joined Anadys in 2001 and served in a number of executive roles prior to being named Chief Executive Officer, including President, Pharmaceuticals, and Chief Scientific Officer. Dr. Worland began his healthcare industry career in 1988 at Agouron Pharmaceuticals, Inc. and remained with the company through its successful commercialization of an HIV protease inhibitor and successive acquisitions by Warner-Lambert and Pfizer. During this period, Dr. Worland held a number of positions, including Vice President, Antiviral Research and Director, Molecular Biology and Biochemistry. Dr. Worland was a National Institutes of Health Postdoctoral Fellow in Molecular Biology at Harvard University from 1985 to 1988. Dr. Worland received his B.S. with highest honors in Biological Chemistry from the University of Michigan and his Ph.D. in Chemistry from the University of California, Berkeley. We believe Dr. Worland is qualified to serve on our Board based on his executive experience in the healthcare industry as described above.

Class I Directors Continuing in Office until the Company’s 2014 Annual Meeting of Stockholders

Daryl J. Faulkner. Mr. Faulkner, age 64, has served on the Company’s Board since March 2010. Mr. Faulkner was appointed to the board of directors of Osmetech plc in August 2008, serving as Non-Executive Chairman until December 2008. Mr. Faulkner is currently a member of the board of directors of Venaxis, Inc. (formerly AspenBio Pharma, Inc.), an emerging biotechnology company engaged in the research, development, manufacture, and licensing of novel diagnostics and drugs. Mr. Faulkner also served as Executive Chair and Interim Chief Executive Officer of AspenBio Pharma from February 2009 until March 2010. From August 2008 to January 2009, Mr. Faulkner served as a consultant to Qiagen NV, a provider of innovative sample and assay technologies and products, in connection with its integration of Digene Corp., a developer of gene-based diagnostic tests acquired by Qiagen in August 2007. Mr. Faulkner had served as President and Chief Executive Officer and a director of Digene from December 2006 until consummation of Qiagen’s acquisition of Digene in August 2007. From 1998 until March 2006, Mr. Faulkner served in several executive roles at Invitrogen Corp., a life sciences company, including Senior Vice President, Business Segment Management from 2003 until March 2006. Mr. Faulkner received a B.S. in Industrial Relations from the University of North Carolina, Chapel Hill and an M.A. in Business Management from Webster University. We believe Mr. Faulkner is qualified to serve on our Board and serve as Chairman of our Corporate Governance and Nominating Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

James Fox, Ph.D. Dr. Fox, age 61, was appointed to the Board in September 2010. Dr. Fox has extensive experience in global technology and healthcare businesses. Dr. Fox led the start-up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993, and Dr. Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a global cancer diagnostics company, was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as Chairman of the Board of Biota Holdings Limited and Biota Pharmaceuticals, Inc., a director of Air New Zealand Ltd., a director of TTP Group plc and as a director of MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. We believe Dr. Fox is qualified to serve on our Board and serve as Chair of our Compensation Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

Class II Directors Continuing in Office until the Company’s 2015 Annual Meeting of Stockholders

Kevin C. O’Boyle. Mr. O’Boyle, age 57, has served on the Board since March 2010. From December 2010 until its acquisition by Shire Plc in July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing, Inc. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., an orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held diagnostics company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his six years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle currently serves on the board of directors of Tornier N.V., a global orthopedics company, Durata Therapeutics, a pharmaceutical company, and Zeltiq Aesthetics, Inc., all publicly traded companies. Mr. O’Boyle received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from a privately held to a public company and his financial and accounting expertise have led our Board to conclude that Mr. O’Boyle should serve as a director and as Chairman of our Audit Committee at this time in light of our business and structure.

Hany Massarany. Mr. Massarany, age 51, has served as President and Chief Executive Officer and as a member of the Company’s Board since May 2011. From February 2009 to April 2011, Mr. Massarany served as President of Ventana Medical Systems, a supplier of automated diagnostic systems to the anatomical pathology market, and Head of Roche Tissue Diagnostics, a division of F. Roche Hoffman-La Roche Ltd. focused on manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, Mr. Massarany held various global leadership positions with Ventana, including Chief

Operating Officer, Executive Vice President Worldwide Operations, Senior Vice President, Corporate Strategy and Development, and Vice President North American Commercial Operations. Prior to Ventana, Mr. Massarany held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both the Asia Pacific region and the United States. Mr. Massarany received a B.S. degree in Microbiology and Immunology from Monash University, Australia and an MBA from Melbourne University, Australia. We believe Mr. Massarany is qualified to serve on our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.

Committees of the Board of Directors

Directors are expected to attend meetings of the Board and any Board committees on which they serve. The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each of these committees has the responsibilities described in the committee charters which are available on our website at www.genmarkdx.com. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee.    The Audit Committee currently consists of Kevin C. O’Boyle (Chair), Daryl Faulkner, James Fox, Ph.D. and Stephen Worland, Ph.D. The Board has determined that all members of the Audit Committee are independent directors under the NASDAQ listing standards and each of them is able to read and fundamentally understand financial statements. The Board has determined that Mr. O’Boyle qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of our accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee report is included in this Proxy Statement under the caption “Report of the Audit Committee.”

Compensation Committee.    The Compensation Committee currently consists of James Fox, Ph.D. (Chair), Daryl Faulkner, Kevin C. O’Boyle and Stephen Worland, Ph.D. The Board has determined that all members of the Compensation Committee are independent directors under the NASDAQ listing standards. The Compensation Committee administers the Company’s benefit and stock plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee meets several times a year to review, analyze and set compensation packages for our executive officers, which include our Chief Executive Officer and President, our Founder and Chief Scientific Officer, our Chief Financial Officer, and each of our other senior officers. The Compensation Committee determines the Chief Executive Officer’s compensation and, as it deems appropriate, leverages industry benchmark compensation data. The Compensation Committee is solely responsible for determining the Chief Executive Officer’s compensation. Our Chief Executive Officer is not present during this process. For our other executive officers, our Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations. Following consideration of the Chief Executive Officer’s presentation, the Compensation Committee may accept or adjust the Chief Executive Officer’s recommendations. The other executive officers are not present during this process. For more information, please see below under “Compensation Discussion and Analysis.” The Compensation Committee is governed by a written charter approved by the Board. The Compensation Committee report is included in this proxy statement under the caption “Report of the Compensation Committee.”

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee currently consists of Daryl Faulkner (Chair), James Fox, Ph.D., Kevin C. O’Boyle and Stephen

Worland, Ph.D., each of whom the Board has determined is an independent director under the NASDAQ listing standards. The Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors, and providing oversight with respect to corporate governance and succession planning matters. The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director, except that Michael Gleeson, our Senior Vice President, Sales, is the son of Christopher Gleeson, the Chairman of our Board of Directors.

Board Leadership Structure

The position of Chairman of the Board and Chief Executive Officer of the Company were combined until April 30, 2011. Effective May 1, 2011, we separated the positions of Chief Executive Officer and Chairman with the appointment of Hany Massarany as our Chief Executive Officer. Our Board believes that the separation of these positions strengthens the independence of our Board.

Membership of Committees

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Mr. Gleeson (Chairman)	—	—	—
Mr. Faulkner*	X	X	Chair
Dr. Fox*	X	Chair	X
Mr. Massarany	—	—	—
Mr. O’Boyle*	Chair	X	X
Dr. Worland*	X	X	X

*	Independent director under NASDAQ and SEC rules.

CORPORATE GOVERNANCE

During 2012, the Board met six times, the Audit Committee met four times, the Compensation Committee met five times, and the Corporate Governance and Nominating Committee met four times. In 2012, all directors attended at least 75% or more of the aggregate of the meetings of the Board and of the Board committees on which they served, held during the period for which they were directors or committee members.

Director Independence

In accordance with our corporate governance principles, the majority of our Board members are independent directors. Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under NASDAQ and SEC rules. Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has affirmatively determined that Daryl Faulkner, James Fox, Ph.D., Kevin O’Boyle and Stephen Worland Ph.D. each qualify as independent directors within the meaning of applicable NASDAQ listing standards.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to ensure effective corporate governance of the Company. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. Our corporate governance guidelines will be reviewed regularly by the Corporate Governance and Nominating Committee and revised when appropriate. The full text of our corporate governance guidelines is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics to ensure that our business is conducted in a consistently legal and ethical manner. The code of business conduct and ethics establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations and compliance procedures. All of our employees, including our executive officers, as well as members of our Board, are required to comply with our code of business conduct and ethics. The full text of our code of business conduct and ethics is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by our Board after receiving a recommendation from our Audit Committee. We will disclose future amendments or waivers to our code of business conduct and ethics on our website, www.genmarkdx.com, within four business days following the date of the amendment or waiver.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as a director, the Corporate Governance and Nominating Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of our common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and corporate governance guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Corporate Governance and Nominating Committee in care of the Corporate Secretary, GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008. For more information about the specific requirements relating to stockholder proposals, see “How do I make a stockholder proposal or nominate an individual to serve as a director for next year’s annual meeting of stockholders?” above. The Corporate Governance and Nominating Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

Identification and Evaluation of Nominees for Directors

Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates.

Annual Meeting of Stockholders

We have a policy encouraging all of our directors to attend each annual meeting of stockholders. Three of our five directors attended our 2012 Annual Meeting in person, and the remaining two directors attended the meeting telephonically.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees, and the Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

COMMUNICATIONS WITH DIRECTORS

Any stockholder who desires to contact any member of the Board or management can write to:

GenMark Diagnostics, Inc.

Attn: Investor Relations

5964 La Place Court

Carlsbad, CA 92008

or send an e-mail to IR@genmarkdx.com

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 1, 2013 (or such other date as provided below) based on information available to us and filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) our President and Chief Executive Officer, Chief Financial Officer and each other named executive officer and (d) all of our directors and executive officers as a group. Each stockholder’s percentage ownership is based on 32,757,777 shares of our common stock outstanding as of March 1, 2013. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Principal Stockholders

FMR LLC(3)	4,909,426	14.99%
82 Devonshire Street Boston, MA 02109

T. Rowe Price Associates, Inc.(4)	4,248,500	12.97%
100 East Pratt Street Baltimore, MD 21202

Prudential Financial, Inc.(5)	3,098,014	9.46%
751 Broad Street Newark, NJ 07102

Jennison Associates LLC(6)	3,096,114	9.45%
466 Lexington Avenue New York, NY 10017

Artisan Partners Holdings LP(7)	2,016,525	6.16%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202

Directors and Named Executive Officers
Christopher Gleeson(8)	857,211	2.61%
Daryl Faulkner (9)	87,834	*
James Fox, Ph.D.(10)	122,151	*
Kevin C. O’Boyle(11)	75,292	*
Stephen Worland, Ph.D.	—	—
Hany Massarany(12)	565,046	1.72%
Richard Slansky(13)	60,395	*
Paul Ross(14)	5,647	*
Jorge Garces, Ph.D.(15)	55,516	*
Jennifer Williams(16)	270,741	*
Michael Gleeson(17)	220,607	*
All directors and executive officers as a group (12 persons) (18)	3,651,782	11.11%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008.

(2)	Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying stock options held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 1, 2013 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)

The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC (“FMR”). Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR and an investment adviser registered under

Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,847,799 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d (“Johnson”) and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 4,847,799 shares owned by the Funds. Members of the family of Johnson, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Johnson, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 61,627 shares as a result of its serving as investment manager of institutional accounts owning such shares. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 61,627 shares and sole power to vote or to direct the voting of 61,627 shares owned by the institutional accounts managed by PGATC as reported above.

(4)	The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) and certain of its affiliates on February 7, 2013. These shares are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 2,066,000 shares, representing 6.31% of shares outstanding as of March 1, 2013), which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC on February 13, 2013 by Prudential Financial, Inc. (“Prudential”). Prudential, in its capacity as a parent holding company, may be deemed to beneficially own 3,098,014 shares that are beneficially owned by its subsidiaries. Prudential has the sole power to vote or to direct the vote of 358,558 shares, the shared power to vote or to direct the vote of 2,739,456 shares, the sole power to dispose or direct the disposition of 358,558 shares, and the shared power to dispose or to direct the disposition of 2,739,456 shares. Because Prudential indirectly owns 100% of the equity interests of Jennison Associates LLC (“Jennison”), Prudential may be deemed to have the power to exercise or direct the exercise of the voting and dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolio managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote 6 below.

(6)

The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 7, 2013 by Jennison. Jennison, in its capacity as an investment adviser, may be deemed to beneficially own 3,096,114 shares that are held of record by clients of Jennison. Jennison has the sole power to vote or direct the vote of all such shares, and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients. As a result of its role as an investment adviser, Jennison may be deemed to be the beneficial owner of the shares of common stock held by the portfolios it manages. Because Prudential indirectly owns 100% of the equity interests of Jennison, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and/or dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolios managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote 5 above.

(7)	The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC on February 6, 2013 by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (the general partner of Artisan Holdings) (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (the general partner of Artisan Partners), ZFIC, Inc. (the sole stockholder of Artisan Corp.), Andrew A. Ziegler and Carlene M. Ziegler. Each of these persons and entities beneficially own the shares shown and have shared power to vote or direct the vote with respect to 966,400 shares and shared power to dispose or direct the disposition with respect to 2,016,525 shares.

(8)	Includes 744,993 shares of common stock held by the Gleeson Family Trust and 95,364 options to purchase shares of our common stock held by the Gleeson Family Trust, which are currently exercisable or exercisable within 60 days of March 1, 2013. The amount reported also includes 16,854 shares of our common stock held by Mr. Gleeson which are still subject to restriction within 60 days of March 1, 2013. Mr. Gleeson is a trustee of the Gleeson Family Trust and may be deemed to have beneficial ownership of these shares.

(9)	The amount reported includes 56,056 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013, and 10,112 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(10)	Includes 25,499 shares of common stock which are still subject to restriction within 60 days of March 1, 2013. Also includes 60,085 shares of our common stock held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Propriety Limited and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in his distributive shares therein.

(11)	The amount reported includes 50,747 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013, and 12,640 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(12)	The amount reported includes 137,500 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013, and 202,078 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(13)	The amount reported includes 30,000 shares of common stock held by the The Slansky Family Trust. Mr. Slansky is a trustee of The Slansky Family Trust and may be deemed to have beneficial ownership of these securities, to the extent of any indirect pecuniary interest in his distributive shares therein. The amount reported also includes 30,395 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(14)	The amount reported is based on an aggregate of 60,953 shares of our common stock beneficially owned by Mr. Ross as set forth in his last Form 4/A filed with the SEC on April 17, 2012 with respect to his beneficial ownership of our common stock. In connection with Mr. Ross’ resignation as our Chief Financial Officer in April 2012, 55,306 shares of restricted stock held by Mr. Ross were cancelled.

(15)	The amount reported includes 37,887 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(16)

The amount reported includes 51,771 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013, and 78,732 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(17)

The amount reported includes 46,163 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013, and 63,659 shares of common stock which are still subject to restriction within 60 days of March 1, 2013.

(18)

The amount reported includes 140,603 shares of our common stock held by Jeff Hawkins, including 56,590 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013 and 58,063 shares of common stock which are still subject to restriction within 60 days of March 1, 2013. The amount reported also includes 61,651 shares of our common stock held by the HI Charitable Remainder Uni Trust, 124,934 shares of our common stock held by The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, 719,308 shares of our common stock held by IFIN LP, and 290,493 shares of our common stock held by Jon Faiz Kayyem, Ph.D. (which includes 195,533 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 1, 2013 and 57,375 shares of common stock which are still subject to restriction within 60 days of March 1, 2013). Dr. Kayyem is trustee of the HI Charitable Remainder Uni Trust, trustee of The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and President of In-Motion LLC, the general partner of IFIN LP. Dr. Kayyem may be deemed to have beneficial ownership of the shares held by these entities.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of April 1, 2013.

Name	Age	Position
Hany Massarany	51	President and Chief Executive Officer
Richard B. Slansky	56	Chief Financial Officer
Jon Faiz Kayyem, Ph.D.	49	Founder and Chief Scientific Officer
Jorge Garces, Ph.D.	41	Sr. Vice President, Research and Development
Michael Gleeson	38	Sr. Vice President, Sales
Jeffrey Hawkins	35	Sr. Vice President, Marketing and Business Development
Jennifer Williams	40	Sr. Vice President, Global Operations & Human Resources

Hany Massarany has served as our President and Chief Executive Officer since May 2011. Mr. Massarany’s biography is contained in the section of this proxy statement entitled “Class II Directors Continuing in Office until the Company’s 2015 Annual Meeting of Stockholders.”

Richard B. Slansky was appointed Chief Financial Officer of the Company in April 2012. Prior to joining the Company, Mr. Slansky served as Chief Financial Officer of Digirad Corporation from March 2009 to April 2012. Mr. Slansky previously served as President, Chief Financial Officer, Director, and Corporate Secretary of SpaceDev, Inc., a publicly held space technology and aerospace company. Mr. Slansky joined SpaceDev, Inc. in February 2003 as Chief Financial Officer and Corporate Secretary. In November 2004, Mr. Slansky was appointed as President and Director of SpaceDev, Inc. Mr. Slansky served as interim Chief Executive Officer, interim Chief Financial Officer, and Director for Quick Strike Resources, Inc., an IT training, services and consulting firm, from July 2002 to February 2003. From May 2000 to July 2002, Mr. Slansky served as Chief Financial Officer, Vice President of Finance, Administration and Operations, and Corporate Secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks. Mr. Slansky earned a bachelor’s degree in economics and science from the University of Pennsylvania’s Wharton School of Business and a master’s degree in business administration in finance and accounting from the University of Arizona.

Jon Faiz Kayyem, Ph.D. was appointed Chief Scientific Officer of the Company in August 2010. Dr. Kayyem served as President and Chief Executive Officer of the Company from May 2010 to August 2010. From August 2009 to May 2010, Dr. Kayyem served as President and Chief Executive Officer of Osmetech plc and Chairman of the board of directors of Osmetech plc from January 2009 to August 2009. Dr. Kayyem attended Yale University and received a combined M.S. and B.S. in Molecular Biophysics and Biochemistry in 1985. Dr. Kayyem received his Ph.D. in Molecular Biology in 1991 from The California Institute of Technology (“Caltech”). Dr. Kayyem remained at Caltech as a Senior Research Fellow until 1995, when he founded Clinical Micro Sensors to commercialize technical innovations he developed while at Caltech. In 2000, Clinical Micro Sensors was sold to Motorola, Inc., and subsequently purchased by Osmetech plc in 2005. In 2004, Dr. Kayyem left Clinical Micro Sensors and co-founded the biotechnology fund management company, Efficacy Capital Limited, where he served as managing partner until September 2009.

Jorge Garces, Ph.D. was appointed Senior Vice President, Research and Development of the Company in February 2012. Prior to joining the Company, from October 2009 to February 2012, Dr. Garces served as Chief Executive Officer and President of the Enigma Diagnostics US business, a company that develops rapid molecular diagnostic instrument platforms for decentralized and point-of-care settings. Prior to Enigma Diagnostics, from July 2008 to October 2009 Dr. Garces served as Vice President of R&D and Site Operations Manager at Hologic, Inc., a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products, where he managed the research and development, clinical and manufacturing business unit in Madison, Wisconsin, and led the development and submission to the FDA for approval of their Cystic Fibrosis and HPV products. Additionally, from October 2005 to July 2008, Dr. Garces held the role of Senior Vice President of Research and Development at Third Wave Technologies Inc., a provider of DNA and RNA analysis products to clinical, research and agricultural customers. Earlier in his career, Dr. Garces held positions at Genzyme Genetics and Athena Diagnostics, Inc. Dr. Garces earned his B.S. in Biology from Brooklyn College and his doctorate in Cell and Molecular Biology from the City University of New York. Dr. Garces completed his post-doctoral training at the University of Massachusetts Medical School and received a master’s degree in business administration from the Kellogg Graduate School of Management.

Michael Gleeson has served as Senior Vice President, Sales of the Company since March 2012. Prior to that, he held the position of Vice President, U.S. Sales from November 2010 to March 2012. From May 2010 to November 2010, he served as National Sales Director for the Company and in the same capacity for Osmetech Technology, Inc., a wholly-owned subsidiary of Osmetech plc, since November 2009. Mr. Gleeson has 15 years of experience in Director and Senior Sales Executive roles with both public and privately held companies in the enterprise software and services sector. Before joining the Company, Mr. Gleeson served as Senior Account Executive with Sybase (an SAP company), an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information from February 2009 to November 2009 and as Director, Financial Services with GuardianEdge Technologies (acquired by Symantec) from February 2006 to November 2008. Mr. Gleeson also held positions with BEA Systems (acquired by Oracle) and Cap Gemini Ernst & Young where he had responsibility in global sales, ISV, OEM and channel sales. Mr. Gleeson holds a B.S. degree in Entrepreneurial Studies from Babson College in Massachusetts. Mr. Gleeson is the son of Christopher Gleeson, our Chairman of the Board.

Jeffrey Hawkins has served as Senior Vice President, Marketing and Business Development of the Company since November 2010. Prior to that, from May 2010 to November 2010 he held the position of Vice President of Business Development and in the same capacity for Osmetech Technology, Inc., a wholly-owned subsidiary of Osmetech plc, from March 2010 to May 2010 and as Vice President of Marketing from December 2009 to March 2010. From July 2008 until December 2009, Mr. Hawkins was Executive Director of Laboratory Marketing for Hologic, Inc., a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products. From November 2006 until its acquisition by Hologic in June 2008, Mr. Hawkins served as Executive Director of Marketing of Third Wave Technologies Inc., a provider of DNA and RNA analysis products to clinical, research and agricultural customers. Prior to Third Wave, Mr. Hawkins held various positions of increasing responsibility in the areas of Marketing, Product Development and Operations for Sysmex America and Abbott Laboratories. Mr. Hawkins is currently a member of the board of directors of Ohmx Corporation, a bioelectronic detection company developing a monitoring device to be used in all point-of-care settings. Mr. Hawkins received a B.A. in Chemistry with honors from Concordia University and a master’s degree in business administration from Keller Graduate School of Management.

Jennifer Williams was appointed Senior Vice President, Global Operations & Human Resources of the Company in November 2010. Prior to joining the Company, she held the position of Senior Human Resource Executive with Cerberus Operations and Advisory Company, a private equity firm, from February 2008 to May 2010, responsible for human resources oversight and transformation of global companies in the portfolio. From January 2005 to January 2008, she served as Vice President Human Resources at HD Supply, a wholesale distribution company serving the infrastructure, construction and maintenance markets, initially as part of The Home Depot organization and subsequently spun off in 2007. Previous to that, she led Talent Management for The Home Depot including organization design, succession planning, leadership programs and executive development. Ms. Williams began her career at Honeywell (formerly AlliedSignal) and held positions of increasing responsibility in Quality, Operations, Program Management and Organization Effectiveness. Ms. Williams holds a master’s degree in business administration from Case Western Reserve in Organizational Behavior and an undergraduate degree in Industrial and Operations Engineering from the University of Michigan. Ms. Williams holds a certification in Organization Design and is a Six Sigma greenbelt.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last fiscal year, except as set forth below, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Issuance of Shares in our Secondary Public Offering

In June 2012, the Company completed a public offering of 11,500,000 shares of common stock at a price of $4.20 per share, including 1,500,000 shares of common stock purchased by the underwriter pursuant to an over-allotment option, which the underwriters exercised in full. The Company raised approximately $45.1 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses. Christopher Gleeson, our Chairman of the Board, purchased 60,000 shares of the Company’s common stock in this offering for an aggregate amount of $252,000. Dr. Jon Faiz Kayyem, our Founder and Chief Scientific Officer, is a general partner in IFIN LP, which purchased 50,000 shares of the Company’s common stock in the offering for an aggregate amount of $210,000.

Employment

Michael Gleeson, the son of our Chairman of the Board, Christopher Gleeson, serves as our Senior Vice President, Sales. As of and for the year ended December 31, 2012, Michael Gleeson received total compensation from the Company of $507,322, as further described in the Summary Compensation Table below.

Company Policy Regarding Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in the transaction. Our legal and finance departments are primarily responsible for the development and implementation of processes and controls to obtain information from directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. To identify related-person transactions in advance, the Company’s legal department relies on information supplied by its executive officers and directors in the form of questionnaires.

In March 2010, our Board adopted the GenMark Diagnostics, Inc. Related Party Transaction Policy and Procedures. Under this written policy, a “Related Party Transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) required to be disclosed pursuant to Item 404 of Regulation S-K, and a “Related Party” means a related person as defined in Item 404 of Regulation S-K.

Under the policy, our Audit Committee reviews the material facts of all Related Party Transactions and either approves or disapproves of the transaction, subject to certain exceptions noted below. In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate, the material terms of the transaction, the nature of the Related Party’s interest in the transaction, the significance of the transaction to the Related Party and the nature of the Related Party’s relationship with the Company, the significance of the transaction to the Company, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in the best interest of the Company.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve or ratify (as applicable) any Related Party Transaction or modification to a Related Party Transaction in which the aggregate amount involved is expected to be less than $250,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Related Party Transaction approved or ratified by the Chair in accordance with the policy must be provided to the Audit Committee for its review. If the Related Party Transaction is pending or ongoing, it must be submitted to the Chair of the Audit Committee promptly for ratification or, if appropriate, termination.

No director may participate in any discussion or approval of a Related Party Transaction as to which he or she (or as to which a family member) is a Related Party, except that the director must provide all material information concerning the Related Party Transaction to the Audit Committee.

If any executive officer of the Company becomes aware of a Related Party Transaction that the Audit Committee has not approved or ratified, he or she must promptly inform the Audit Committee. The Audit Committee will then consider all of the relevant facts and circumstances available, and if the Related Party Transaction is pending or ongoing, the Audit Committee may ratify, amend or terminate the transaction. If the Related Party Transaction has been completed, the Committee may ratify or rescind the transaction. In any case, the Audit Committee may direct one or more executive officers, the Company’s internal auditors, or the Company’s independent auditors to evaluate the Company’s internal controls and procedures to determine why the transaction was not submitted to the Committee for prior approval and to report whether any changes to the Company’s internal controls and procedures are recommended.

The Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved is expected to exceed $120,000:

•

any employment arrangement with, or compensation or benefit for, an executive officer of the Company if (i) the compensation is required to be reported in the Company’s proxy statement or would have been required to be reported if the executive officer had been a “named executive officer,” and (ii) the Company’s Compensation Committee approved such arrangement, compensation or benefit, or such arrangement, compensation or benefit is available to employees generally;

•	any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement; and

•

any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2012, such SEC filing requirements were satisfied, except that the Company was inadvertently late in filing (a) one Form 4 on behalf of each of Mr. Hawkins and Ms. Williams reflecting the cancellation of certain shares to satisfy tax withholding obligations in connection with restricted stock vesting events occurring in January 2012, and (b) one Form 4 on behalf of Christopher Gleeson in connection with his receipt of a restricted stock award in November 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Awards		Weighted Average Exercise Price of Outstanding Awards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,538,713	(1)	$5.42	8,687	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total:	1,538,713		$5.42	8,687

(1)	Consists of stock option awards granted under the GenMark Diagnostics, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).

(2)	As of December 31, 2012, an aggregate of 8,687 shares of common stock were available for issuance under the 2010 Plan. The 2010 Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2020, subject to certain limitations, by a number of shares equal to the lesser of 3% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares set by our Board. Effective January 1, 2013, an additional 982,580 shares became available for grant under the 2010 Plan in accordance with its terms.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to align the interests of our executive officers with those of our stockholders by rewarding performance that meets or exceeds the performance goals carefully selected by our Compensation Committee. In line with our pay-for-performance philosophy, the total compensation (and cash and equity components thereof) received by our executive officers varies considerably based on the achievement of those goals.

We believe our Compensation Committee has demonstrated its strong commitment to implement an executive compensation program designed to directly align executive compensation with our financial and operational performance, as reflected by the following:

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A majority of executive compensation is performance-based.    Our executive compensation program provides a majority of the total compensation opportunities for all executive officers in the form of stock options, restricted stock awards and performance-based bonus compensation, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

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We do not provide executive officers with guaranteed salary increases, equity awards or non-performance based bonuses.    None of our executive officers is currently provided with guaranteed equity compensation, or a guaranteed salary increase or non-performance based bonus, pursuant to our equity or bonus plans or any executive officer’s employment agreement.

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Annual bonus payments are performance-based.    We have incorporated multiple annual performance goals into our cash bonus formula in order to create incentives for management to achieve specific annual financial and operational objectives, which we believe investors use to evaluate our overall performance and are designed to foster our long-term success. In addition, for the past several years we have offered our executive officers the opportunity to receive some or all of their annual cash bonus awards in the form of restricted stock, which we believe further aligns the interests of our management with our stockholders.

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Our Compensation Committee has recently retained an independent compensation consultant to assist in its evaluation of the Company’s executive compensation policies and practices.    During 2012, our Compensation Committee engaged its own independent compensation consultant in order to assist the Committee in designing and implementing a compensation program that promotes our primary objectives.

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Our equity plan prohibits equity award re-pricing without stockholder approval.    Our 2010 Plan requires stockholder approval of any amendment to existing stock options and stock appreciation rights that would reduce the exercise price below the closing price of our common stock as of the grant date.

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None of our executive employment agreements contains a tax “gross-up” provision for severance benefits payable in connection with a change in control of the Company.    We have not entered into, nor do we intend to enter into, employment agreements with our executive officers which provide tax “gross-up” payments for severance or similar benefits.

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We have adopted a securities trading policy that prohibits directors and executive officers from engaging in hedging and other inherently speculative transactions with respect to our stock.    The equity awards granted to our executive officers and other senior employees are designed to tie the value of these awards to long-term stockholder value. Our Compensation Committee believes that it is essential that executive officers and directors be prevented from using hedging and derivative transactions to undermine or circumvent these arrangements. As a result, we maintain a securities trading policy that prohibits these individuals from engaging in short sales, transactions in put or call options, hedging transactions, or any other inherently speculative transaction with respect to our stock.

•

We annually review the risk profile of our executive compensation program.    We have instituted a formal risk management process, which includes an annual assessment by our Compensation Committee and Board of whether our compensation policies and practices encourage taking unnecessary or excessive risks.

We believe the compensation awarded to our executive officers for the 2012 performance period reflected our pay-for-performance philosophy. In particular, we believe 2012 executive compensation accurately reflected our executive team’s ability to drive our dramatic growth and deliver excellent financial results in an extremely competitive industry, as illustrated by the following:

1.	Over 50% of the total compensation opportunity for each of our named executive officers in 2012 derived its value from our stock price performance and/or varied significantly based on our financial performance.

•

Of the total compensation paid to our existing named executive officers for fiscal 2012 described in the Summary Compensation Table below, over 50% of the total compensation for all individuals other than our Chief Executive Officer, and approximately 65% of the total compensation for our Chief Executive Officer, consisted of restricted stock awards, stock options and performance-based bonus compensation, each of which derives its value from our stock price performance and/or varies considerably based on our financial performance.

•

In addition, consistent with our pay-for-performance philosophy, in early 2013 our Compensation Committee offered our executive officers the opportunity to receive restricted stock units in lieu of 50% of their cash bonus under the terms of our 2012 Bonus Plan, in an amount equal to 1.5 times their foregone cash bonus amount. Notably, our Chief Executive Officer, Chief Financial Officer and a number of our other executive officers elected to participate in this program. We believe this further aligns the interests of our management with our stockholders and demonstrates management’s commitment to our long-term success.

2.	Our financial performance exceeded expectations.

•	For our fiscal year ended December 31, 2012, we recorded $20.5 million in total revenues, representing year-over-year revenue growth of approximately 309%.

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During 2012, we increased our installed base of XT-8 analyzers placed with our customers from 167 to 297, an increase of 78%. In addition, during 2012 our annual annuity per analyzer increased from $55,000 to $143,000, an increase of 160%.

•	We achieved an average gross margin of 43% for our fiscal year ended December 31, 2012. In contrast, during 2011 we achieved a negative average gross margin.

3.	We maintained our focus on innovation and new product development.

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In October 2012, we displayed a prototype of our NexGen system, a multiplex sample-to-answer system which integrates sample preparation steps including extraction and amplification, together with our proprietary electrochemical detection technology, to enable concurrent detection of multiple molecular targets on a single test cartridge. We believe the demonstration of our prototype NexGen system was a significant milestone which highlights the continued progress of our NexGen product development program.

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In the third quarter of 2012, we introduced our research use only 3A4/3A5 pharmacogenetic test and received clearance from the U.S. Food and Drug Administration for our Respiratory Viral Panel Test, which simultaneously detects and differentiates 14 clinically relevant viruses from patients with influenza-like illness.

Our Named Executive Officers

The following discussion and analysis of compensation arrangements of our named executive officers for 2012 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations and expectations regarding future compensation programs. Compensation policies that we adopt in the future may differ materially from policies summarized in this discussion.

The following individuals were our named executive officers for 2012:

•	Hany Massarany, our President and Chief Executive Officer;

•	Richard Slansky, our Chief Financial Officer;

•	Paul Ross, our former Chief Financial Officer;

•	Jorge Garces, Ph.D., our Senior Vice President, Research and Development;

•	Jennifer Williams, our Senior Vice President, Global Operations and Human Resources; and

•	Michael Gleeson, our Senior Vice President, Sales.

Dr. Garces joined the Company in February 2012. Mr. Ross resigned from the position of Chief Financial Officer effective April 22, 2012 and was succeeded by Mr. Slansky effective April 23, 2012.

Overview of Compensation Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to align the interests of our executive officers and stockholders. As such, we have designed our executive compensation program to achieve the following objectives:

•	attract and retain highly-talented, experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance contribute to our success, including our key financial, operational and strategic goals;

•	align compensation with our business and financial objectives and the short-term and long-term interests of our stockholders; and

•	offer total compensation that is competitive and fair.

To meet these objectives, the principal components of executive compensation in 2012 consisted of base salary, annual performance-based bonus awards and long-term stock-based incentive awards. Each of the components has a role in meeting the objectives above. The mix of compensation components is designed to reward and provide incentives for both short-term and long-term performance. We intend to continue to set our compensation policies with the goal of achieving the compensation objectives identified above with the same overall components of compensation. Additionally, we believe that attracting and retaining high caliber employees and providing them with appropriate performance incentives are critical steps to help us achieve our corporate goals and build long-term value for our stockholders.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee of our Board is responsible for the compensation programs for our executive officers and reports to the full Board on its decisions and other actions. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our executives, including our Chief Executive Officer.

Our Chief Executive Officer makes recommendations to the Compensation Committee, attends committee meetings and has been and will continue to be involved in the determination of compensation for our other executive officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary and incentive-based compensation for our other executive officers based on Company results, an assessment of each individual executive officer’s contribution toward these results, and performance toward goal achievement. Our Chief Executive Officer does not make a recommendation as to any element of his compensation and does not attend any deliberations of the Compensation Committee when his compensation is discussed.

The Compensation Committee then reviews the Chief Executive Officer’s recommendations and in its sole discretion may accept or adjust the compensation recommendations it is provided for each executive officer’s total compensation, including the mix of base salary and incentive-based compensation. The Compensation Committee’s decisions regarding executive compensation are based on the Compensation Committee’s assessment of the performance of our Company and each individual executive, and an understanding of market conditions and other factors, such as prevailing industry trends.

With respect to new hires, the Compensation Committee considers an executive’s background and historical compensation in lieu of prior year performance. For 2012, our Compensation Committee reviewed the 2011 Radford Global Life Sciences Survey (the “Radford Survey”), which provided total compensation and practices data for nearly 650 multinational life sciences companies, when reviewing the 2012 compensation decisions for our executive officers.

In the third quarter of 2012, the Compensation Committee retained Compensia, an independent compensation consultant that reports directly to the Compensation Committee, to assist the committee with analyzing the key elements of the Company’s compensation programs. As part of its engagement, Compensia has conducted interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, and the labor markets in which the Company competes. As part of its engagement, the Compensation Committee has directed Compensia to develop recommendations and metrics for consideration and potential approval by the Compensation Committee.

Risk Considerations

Our Compensation Committee considers, in establishing and reviewing our overall executive compensation program, whether the program encourages taking unnecessary or excessive risks. During the first quarter of 2013, management, with the input of our human resources and legal departments, reviewed our compensation practices and policies to identify whether they believed these practices and policies created excessive or unnecessary risks. These findings were presented to the Compensation Committee and the Board for consideration. After consideration of the information presented, the Compensation Committee and the Board concluded that our overall executive compensation program does not encourage unnecessary or excessive risk taking. In reaching its determination, the Board noted that our compensation policies and practices are structured to address company-wide risk. In addition, we believe the combination of base salary, annual incentive bonuses and stock-based incentive awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our Company.

Consideration of the Company’s 2011 and 2012 Stockholder Vote on Executive Compensation

At our May 25, 2011 Annual Meeting of Stockholders, over 99.9% of the votes present and entitled to vote on the matter approved our fiscal 2010 executive compensation program, policies and practices. At that meeting, our Board recommended that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our named executive officers every three years; however, our stockholders strongly supported the ability to cast a nonbinding advisory vote on our named executive officers’ compensation every year. Based on the outcome of this vote, and our Compensation Committee’s commitment to open dialogue with our stockholders regarding key corporate governance issues, including matters related to executive compensation, our Compensation Committee and our Board determined to hold an advisory vote on the compensation of our named executive officers every year. Most recently, at our 2012 Annual Meeting of Stockholders held on June 6, 2012, approximately 99.8% of the votes present and entitled to vote on the matter approved our fiscal 2011 executive compensation program, policies and practices.

We believe that our stockholders have strongly supported the compensation arrangements established by our Compensation Committee for our named executive officers in 2010 and 2011, at least in part due to our Compensation Committee’s consistent commitment to align pay with performance. The Compensation Committee will continue to consider stockholder sentiments when making future decisions regarding the structure and implementation of our executive compensation program.

Compensation Peer Group

An important step in structuring compensation for the Company’s newly hired executive officers, as well as gauging the competitiveness of compensation packages for existing executive officers, is the identification and evaluation of compensation packages offered to similarly situated executive officers of a peer group of companies. In the third quarter of 2012, the Compensation Committee directed Compensia, as part of its engagement, to develop and regularly update as appropriate a comparative peer group of companies, as well as to perform analyses of competitive performance and compensation levels for that peer group. In November 2012, Compensia presented to the Compensation Committee, and the Compensation Committee approved, the following peer group for purposes of assisting the Compensation Committee in assessing the Company’s executive compensation program for 2013:

ZELTIQ Aesthetics, Inc.	DURECT Corporation	Pacific Biosciences of California, Inc.	Immunomedics, Inc.

Opko Health, Inc.	Osiris Therapeutics, Inc.	Complete Genomics, Inc.	Sangamo BioSciences Inc.

Peregrine Pharmaceuticals, Inc.	Unilife Corporation	Exact Sciences Corporation	Nanosphere, Inc.

TearLab Corporation	BG Medicine, Inc.	Navidea Biopharmaceuticals, Inc.	MELA Sciences, Inc.

Medgenics, Inc.

This peer group was selected by Compensia and approved by the Compensation Committee based on a number of characteristics, including the industry in which the companies operate and their respective market capitalization, revenues and number of employees.

Elements of Compensation

For 2012, the principal components of our executive compensation program consisted of base salary, annual performance-based bonus awards, and long-term stock-based incentive awards. In 2012, the long-term stock awards consisted of stock options and restricted stock. Our executive officers are also eligible to participate in our health and benefits plans, which are generally available to all of our employees and are further described below. Each component of compensation has a role in meeting the compensation objectives described above. The following summarizes our objectives for each of the principal components of executive compensation for 2012:

Base salaries:

•	Reward individuals’ current contributions to the Company; and

•	Compensate individuals for their expected day-to-day performance.

Annual performance-based awards:

•	Align executive compensation with annual corporate performance objectives;

•	Enable us to attract, retain and reward individuals who contribute to our success; and

•	Motivate individuals to enhance the value of our Company.

Long-term stock-based incentive awards:

•	Align individuals’ incentives with the long-term interests of our stockholders;

•	Reward individuals for potential long-term contributions; and

•	Provide the potential for increased employee retention.

During 2012, the Compensation Committee did not have a fixed policy for the allocation between base salaries and annual performance-based awards and equity compensation or between short-term and long-term compensation, however, the Company emphasizes incentive-based and equity compensation over base salary compensation. As part of its evaluation of the compensation of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation and the mix between base salary and discretionary and equity compensation. We believe this approach has allowed us to attract and retain highly talented and experienced executive officers. In addition, we believe this approach rewards our executive officers when we achieve our corporate objectives as well as enables us to preserve working capital. If our corporate objectives are not achieved, a significant portion of the compensation for our key executive officers is at risk. In this way, our executive compensation program is directly aligned with the interests of our stockholders and is structured to award overachievement of our corporate objectives.

Based on the Compensation Committee’s pay-for-performance philosophy and focus on linking executive compensation with long-term stockholder interests, in March 2013, the Compensation Committee approved a compensation strategy for the Company’s executive officers which targets base salaries around approximately the 25th percentile of the Company’s peer group, and incentive compensation and total equity award value around approximately the 75th percentile of the Company’s peer group. In addition, the Compensation Committee approved a general mix of equity compensation among executive officers of approximately 50% in stock options and 50% in restricted stock units based on value. While the Compensation Committee approved these general targets among the Company’s approved peer group for purposes of gauging executive officer compensation, the Compensation Committee may consider other factors deemed relevant, including the Company’s overall financial performance, individual performance, share availability under the Company’s equity plans, and other factors, when awarding actual compensation.

Each component of our executive compensation program is discussed in more detail below.

Base Salaries

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the Company and compensate them for their expected day-to-day performance. The Company’s overall strategy is to maintain base salary as a nominal portion of total compensation and in or around the lower 25th percentile of benchmark companies in the medical device and diagnostic industries. The Compensation Committee initially establishes base salaries for our executive officers through arm’s-length negotiation at the time of hire and principally based on a total compensation package that considers prior base salary but generally meets the lower 25th percentile benchmarking criteria. The base salaries of our executive officers are then reviewed annually by our Compensation Committee, with significant input from our Chief Executive Officer for our other executive officers, to determine whether any adjustment is warranted.

In setting base salaries for our executive officers, our Compensation Committee considers the executive’s position, our success in achieving our prior year corporate performance goals and the individual’s contribution and performance during the prior fiscal year. The Compensation Committee also considered the Radford Survey when determining 2012 base salaries for our executive officers. Based on the determinations made by our

Compensation Committee, base salaries for our executive officers in 2012 were at or below the 25th percentiles as compared to our benchmark companies in the medical device and diagnostics industries, with the exception of our Chief Executive Officer, whose base salary approximated between the 60th and 65th percentile of the Company’s peer group. Mr. Massarany’s base salary was established as a result of arms-length negotiations at the time of his appointment as our Chief Executive Officer and reflects the level of base pay the Compensation Committee deemed necessary and appropriate to secure a Chief Executive Officer with Mr. Massarany’s industry knowledge and experience.

Dr. Garces and Mr. Slansky joined the Company in 2012. Each of their respective base salaries was determined through arm’s length negotiations at the time of hire. For 2012, the Compensation Committee retained the base salary for Mr. Massarany and Mr. Hawkins. In February 2012, the Compensation Committee increased Ms. Williams’ base salary for 2012 by approximately 6.5%, in consideration of her individual performance during the prior year and based on a comparison of market data. The Compensation Committee also increased Michael Gleeson’s base salary by approximately 16.5%, in connection with his promotion to the position of Senior Vice President, Sales in March 2012.

Our named executive officers were offered the following annualized base salaries for fiscal years 2011 and 2012:

Name and Title	Base Salary
	2011	2012
Hany Massarany, Chief Executive Officer, President and Director	$450,000	$450,000
Richard Slansky, Chief Financial Officer(1)	N/A	$280,000
Paul Ross, Former Chief Financial Officer and Treasurer(2)	$240,000	$240,000
Jorge Garces, Ph.D., Senior Vice President, Research and Development(3)	N/A	$280,000
Jennifer Williams, Senior Vice President, Global Operations & Human Resources	$225,000	$240,000
Michael Gleeson, Senior Vice President, Sales	$180,000	$210,000

(1)	Mr. Slansky joined the Company as our Chief Financial Officer effective April 23, 2012.

(2)	Mr. Ross resigned from the position of Chief Financial Officer effective April 22, 2012.

(3)	Dr. Garces joined the Company in February 2012.

Annual Performance-Based Awards

Annual performance-based awards are designed to align executive compensation with annual performance and to enable us to attract, retain and reward individuals who contribute to our success and motivate them to enhance the value of our Company. Accordingly, we believe that a substantial portion of the compensation received by each of our executives should be directly tied to, and contingent upon, the performance of our Company as a whole and the executive’s individual contribution and performance. To support this objective, our Compensation Committee has established an annual Bonus Plan. Each of the Company’s executive officers is eligible to participate in the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our key financial, operational and strategic goals by providing an opportunity for the executive to earn an annual cash or stock bonus with amounts determined by considering our success in achieving our corporate goals and the executive’s success in achieving individual performance goals set for that executive.

Our Compensation Committee is responsible for setting the target bonus amounts for our executives under the Bonus Plan. The target bonus amount for each executive is generally set at a percentage of his or her base salary. For 2012, the target bonus for our Chief Executive Officer was 100% of his annual base salary. All other named executive officers had a target bonus of 50% of their respective annual base salary for the 2012 performance period. Expressed as a percentage of base salary, target bonuses for all of our named executive officers generally equaled or exceeded the 75th percentile as compared to our benchmark companies in the medical device and diagnostics industries.

Bonus payouts for 2012 were based on three components: (1) financial performance goals, which collectively comprised 60% of the total potential bonus opportunity; (2) product development performance goals, which collectively comprised 30% of the total potential bonus opportunity; and (3) individual performance, which comprised 10% of the total potential bonus opportunity. The financial performance goals were based on specific metrics related to our revenue, gross margin and analyzer placement performance in 2012. The product development performance goals were based on achievement of specified milestones related to our NexGen instrument development program and the expansion of our XT-8 instrument assay menu, in each case by specified dates. Each financial and product development performance goal was ascribed a particular weighting and associated achievement levels under the 2012 Bonus Plan.

The corporate performance goals under our 2012 Bonus Plan, the relative weighting ascribed to each goal for the 2012 performance period, and the threshold, target and maximum achievement levels for each goal, were as follows:

	Financial Goals (60%)			Product Development Goals (30%)
	Total Revenue (30%)	Gross Margin (30%)	Net Placements (40%)	NexGen Milestones (40%)	XT-8 Menu Expansion (60%)
Threshold Performance	$10.0 million	20%	100	Date 1	Date 1
Target Performance	$12.0 million	24%	130	Date 2	Date 2
Maximum Performance	$13.5 million	28%	160	Date 3	Date 3

For each goal identified above: achievement of less than threshold performance would result in a 0% contribution for that particular performance goal; achievement of threshold performance would result in a 50% contribution for that particular performance goal; achievement of target performance would result in a 100% contribution for that particular performance goal; and achievement of maximum performance or higher would result in a 150% contribution for that particular performance goal. Any achievement of between the designated threshold performance level and the target performance level for any particular performance goal, and achievement between the designated target performance level and the applicable maximum performance level for any particular performance goal, would result in pro-rated achievement of between 50% and 100%, or between 100% and 150%, as applicable. Based on performance, our executive officers could achieve between 0% and 150% of their target bonus amount under the 2012 Bonus Plan.

After the end of each fiscal year, the Compensation Committee is responsible for awarding the actual bonus amounts under the Bonus Plan. To assist our Compensation Committee, each year our Chief Executive Officer provides the Compensation Committee with documentation regarding full or partial achievement of each of the corporate performance goals established by the Compensation Committee for that year.

The weighted average of each corporate goal is multiplied by the executive’s target bonus amount to determine the actual bonus amount paid in respect of each corporate performance goal as prorated for time worked during the plan year. The total award paid is determined by adding up the sum of the weighted averages multiplied by the executive’s target bonus amounts. To reward exceptional performance in certain circumstances, the Compensation Committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments are not an entitlement. Our Compensation Committee may terminate the Bonus Plan at any time, alter the terms and conditions under which the bonus awards are set, calculated or paid, and exercise negative discretion with respect to any bonus payable under the Bonus Plan.

In 2012, we recorded $20.5 million in total revenues, generated an annual gross margin average of 43%, and placed a total of 130 net analyzers with our customers. As a result, we achieved a 150% performance level for our total revenue and gross margin performance goals, and a 100% target performance level under our analyzer placement goal. In addition, we achieved target or maximum performance related to each of our NexGen-related product development goals. Finally, although we successfully launched the assays comprising our XT-8 assay menu performance goals, we did not do so until after the dates identified under our 2012 Bonus Plan. Based on actual performance, our Compensation Committee determined that the Company achieved 91.5% performance on a combined basis (out of the target 90%) as measured against all established corporate performance goals under the terms of our 2012 Bonus Plan. As described above, an additional 10% of the 2012 bonus opportunity for our executive officers was based on our Compensation Committee’s assessment of individual performance.

In March 2013, our Compensation Committee provided our senior executive officers with an opportunity to receive 50% of their 2012 bonus payment in the form of restricted stock units. Any executive officer making this election received a number of restricted stock units equal to 1.5 times their foregone cash bonus amount, based on the closing market price of our common stock on the date of grant. Restricted stock units granted in lieu of receiving 50% of a recipient’s 2012 cash bonus vest 100% on the second anniversary of the grant date, provided that if the employment of any recipient of such award terminates prior to such date, the recipient is generally entitled to receive an amount in cash equal to their forgone cash bonus amount, without interest and less applicable deductions. The Compensation Committee provided this opportunity to our executive officers in an effort to further align the long-term interests of our executive management team with those of our stockholders. Hany Massarany, Richard Slansky, Jennifer Williams and Michael Gleeson each elected to participate in this program in 2012, and received the following number of restricted stock units in March 2013 in lieu of 50% of their respective 2012 bonus amounts: Mr. Massarany (31,457); Mr. Slansky (6,624); Ms. Williams (8,190); and Mr. Gleeson (7,152). Each of Dr. Garces and Mr. Slansky were only eligible to receive a pro rata portion of their 2012 bonus amount based on their respective employment commencement dates in February and April 2012, respectively. The Compensation Committee intends to continue providing our executives with this opportunity in the future, based on the importance placed by the Compensation Committee on the Company’s equity compensation program.

Equity Incentive Awards

In addition to our performance-based bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards have generally consisted of options to purchase shares of our common stock and/or restricted stock awards. In March 2013, our Compensation Committee determined that, commencing with the annual equity grant in March 2013, the Company would grant restricted stock units instead of restricted stock. The Compensation Committee made this determination after weighing the advantages and disadvantages of each type of award, including administrative efficiencies and related tax characteristics.

We believe that equity awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value, while conserving working capital and aligning shareholder objectives.

Our executive officers receive an equity award in connection with their initial hire, following promotions and on an annual basis. To assist the Compensation Committee, we have developed guidelines for initial and annual equity awards. The guidelines for initial grants are based on the executive’s position and market data, and the guidelines for annual grants are primarily based on individual performance and contributions to overall Company performance in consideration of benchmark data. With respect to new hires, we also consider the executive’s background and historical compensation when determining the number of shares to grant to the executive. In March 2013, our Compensation Committee approved a compensation strategy for our executive officers which targets total equity award value around approximately the 75th percentile of our peer group. In addition, the Compensation Committee approved a general mix of equity compensation among executive officers of approximately 50% in stock options and 50% in restricted stock units based on value. The actual number of shares for an executive may be higher or lower than these guidelines, based on share availability under the 2010 Plan, individual performance or extraordinary achievements.

Equity Grant Practices

Our Compensation Committee adopted a policy by which all equity awards to new and current employees, including our executive officers, are granted at pre-determined meeting dates of the Compensation Committee. Our Compensation Committee grants the equity awards in accordance with the dates fixed by this policy.

The exercise price of any option grant is determined by reference to the fair market value of such shares, which the 2010 Plan defines as the closing price of our common stock on the NASDAQ Global Market on the date of grant. Our stock option grants generally vest 25% one year from the date of grant, with the remaining 75% of the options vesting in monthly installments over the subsequent three year period. Our restricted stock awards generally vest 25% from the date of grant with the remainder vesting in equal quarterly installments over the remaining three year period. In March 2013, we granted our executive officers and certain other senior employees restricted stock units which have the same vesting terms as our prior restricted stock awards.

In the event of a change in control of the Company, all outstanding equity awards held by our executive officers will automatically become fully vested, exercisable or payable, as applicable. The Company believes that this provision effectively rewards our executive officers, many of whom receive equity compensation, in the event the Company is acquired and encourages our executive officers to seek out and support transactions that are in the best interests of the Company and its stockholders, even though they may personally experience potential employment risks from any such transaction.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:

•	Health Insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executives with the same disability and life insurance as we make available to our other eligible employees.

•

Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan, however, we have previously made matching contributions and we may choose to do so again in the future.

•	Nonqualified Deferred Compensation. We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•

Perquisites. We limit the perquisites that we make available to our executive officers. Our executives are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.

Employment Agreements

The Company generally executes a written offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date, starting base salary, annual performance-based bonus target, and long-term incentive stock-based awards. The terms of the executive’s employment are originally based on arms-length negotiation at the time of hire and, thereafter, are generally based on sustained good performance rather than contractual terms.

Hany Massarany

On April 5, 2011, we entered into an executive employment agreement with Hany Massarany, pursuant to which Mr. Massarany was appointed as our President and Chief Executive Officer, effective May 1, 2011. In addition, effective May 1, 2011, our Board appointed Mr. Massarany as a director. Mr. Massarany was designated as a Class II Director and was re-elected as a director by our stockholders at our 2012 Annual Meeting of Stockholders to serve an additional three-year term.

Pursuant to the terms of the employment agreement, Mr. Massarany’s annual salary is $450,000, less applicable withholdings, which amount shall be reviewed at least annually for increases by our Board based on performance. Mr. Massarany’s target bonus for 2012 and subsequent years is equal to 100% of his base salary. Mr. Massarany may earn up to 150% of his target bonus based on achievement of certain milestones and objectives established by the Compensation Committee.

In connection with entering into the employment agreement, Mr. Massarany was awarded 275,000 stock options at an exercise price equal to the fair market value on the date of the grant and 176,739 restricted shares of common stock, in each case pursuant to the terms of the 2010 Plan. The options vest over four years, with 25% of the options vesting on April 5, 2012, and 75% of the options vesting in equal monthly installments thereafter over the following three years, subject to acceleration upon a change of control of the Company. The shares of restricted stock will vest over four years, with the shares vesting in equal quarterly installments beginning on July 5, 2011, subject to acceleration upon a change of control of the Company. In the event of a change of control transaction in which our stockholders receive cash consideration, all of Mr. Massarany’s stock options shall be exchanged for (i) a cash payment equal to the number of shares subject to the options multiplied by (ii) the excess of the fair market value of each share over the exercise price.

We also reimbursed Mr. Massarany for certain expenses, including relocation expenses which included a temporary housing allowance of up to $5,000 per month that was paid through August 31, 2011.

Subject to the following paragraph, in the event Mr. Massarany is terminated without cause (as defined below) or Mr. Massarany terminates his employment for good reason (as defined below), Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to his base salary at the time of termination, plus the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and (iv) during the one year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations. Payment of the foregoing benefits is conditioned upon Mr. Massarany’s compliance with the surviving terms of his employment agreement, his execution of a specified general release of claims, and his cooperation with pending litigation during a one-year period following his termination.

If Mr. Massarany’s employment is terminated without cause or Mr. Massarany terminates his employment for good reason within six month preceding or 24 months following a change in control (as defined in the 2010 Plan), then, in lieu of the benefits described above, Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to the product of two multiplied by (a) his base salary at the time of termination, plus (b) the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding equity awards, and (iv) during the two year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated for cause, except with respect to any obligations which accrued during his time of service, all other obligations under the employment agreement will automatically become terminated. In addition, in the event of Mr. Massarany’s death or disability, he will become entitled to receive (i) any accrued benefits during his time of service, (ii) a prorated portion of his annual bonus payable in accordance with the Bonus Plan, and (iii) immediate acceleration of the vesting of his outstanding equity awards.

For the purposes of Mr. Massarany’s employment agreement “cause” means:

•

any act or omission that constitutes a material breach by Mr. Massarany of any of his material obligations under the agreement or his Employee Innovations and Proprietary Rights Agreement with the Company, after a written demand for substantial performance is delivered to Mr. Massarany by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has materially breached his obligations under the agreement and Mr. Massarany’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;

•	Mr. Massarany’s conviction of, or plea of nolo contendere to, any felony;

•

Mr. Massarany’s ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has refused to follow its instructions and Mr. Massarany’s failure to cure such refusal not later than 30 days following his receipt of such notice; or

•

any acts or omissions constituting willful misconduct by Mr. Massarany (including any violation of federal securities laws) which is materially and demonstrably injurious to the financial condition or business reputation of the Company and its subsidiaries, taken as a whole.

For the purposes of Mr. Massarany’s employment agreement, “good reason” means termination of Mr. Massarany’s employment because of the occurrence of any of the following events, without Mr. Massarany’s prior written consent:

•

a material breach of Mr. Massarany’s employment agreement by the Company (including, but not limited to, a removal of Mr. Massarany from the office of Chief Executive Officer for a reason other than cause or his disability);

•	Mr. Massarany’s failure to be elected or re-elected to the Board;

•	a material diminution in Mr. Massarany’s then authority, duties or responsibilities;

•	a reduction by the Company in Mr. Massarany’s base salary or target bonus amount; or

•	relocation of Mr. Massarany’s base office to an office that is more than 30 highway miles from Mr. Massarany’s base office prior to such relocation.

In addition, in connection with Mr. Massarany’s termination of employment in connection with a change in control (as defined in the 2010 Plan), the term “good reason” shall also include (a) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mr. Massarany’s employment agreement and (b) upon or within 24 months following a change in control, either (i) Mr. Massarany is not the chief executive officer of the publicly traded entity resulting from such change in control or of the publicly traded parent of such entity, in either case reporting directly to the board of directors of such publicly traded entity or its publicly traded parent, or (ii) there is no publicly traded entity resulting from such change in control and no publicly traded parent of such entity.

The terms of Mr. Massarany’s employment agreement were established through arms-length negotiation at the time of Mr. Massarany’s hire, and reflect the terms the Compensation Committee believed were necessary and appropriate to secure the services of a Chief Executive Officer with Mr. Massarany’s significant industry knowledge and experience. In addition, the Company has provided Mr. Massarany with greater compensation and benefits (including post-employment benefits) than that provided to the Company’s other executive officers to reflect his level of responsibility and the increased risk faced by Mr. Massarany as the Company’s President and Chief Executive Officer. The Compensation Committee believes that Mr. Massarany’s competitive compensation package is critical in motivating and retaining him as a highly valued executive officer.

Richard Slansky

On March 23, 2012, we entered into an employment offer letter with Mr. Slansky appointing him as our Chief Financial Officer, effective April 23, 2012. Pursuant to his employment offer letter, Mr. Slansky will be paid an annual base salary of $280,000 and will be eligible to receive an annual bonus of up to 50% of his base salary pursuant to the Company’s annual performance incentive bonus program. In addition, Mr. Slansky was granted 30,395 shares of restricted stock and options to acquire 76,849 shares of our common stock in May 2012. The stock options were granted at an exercise price per share equal to the fair market value per share of our common stock on the grant date, with 25% of the shares subject to the option vesting on May 4, 2013 and the remaining shares subject to the option vesting in 36 monthly installments thereafter. Mr. Slansky’s restricted stock vests 25% on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter.

Mr. Slansky’s employment offer letter provides that, in the event Mr. Slansky is terminated by the Company without cause, Mr. Slansky will be entitled to receive a severance payment equal to six months’ base salary and six months’ health care and benefits coverage. In the event (i) Mr. Slansky’s duties or responsibilities as Chief Financial Officer are materially reduced, (ii) his employment is terminated by the Company without cause within the twelve months following the appointment of a new Chief Executive Officer or (iii) his employment is terminated without cause within the six months preceding or twelve months following a change of control, Mr. Slansky will be entitled to receive a severance payment equal to twelve months’ base salary and twelve months’ health care and benefits coverage.

Jorge Garces, Ph.D.

On February 6, 2012, we entered into an employment offer letter with Dr. Garces appointing him as our Senior Vice President, Research and Development, effective February 13, 2012. Pursuant to his employment offer letter, Dr. Garces will be paid an annual base salary of $280,000 and will be eligible to receive an annual bonus of up to 50% of his base salary pursuant to the Company’s annual performance incentive bonus program. In addition, we agreed to provide Dr. Garces with signing bonuses in the amount of $40,000 to be paid as soon as practicable following his commencement of employment and an additional $30,000 to be paid following the one year anniversary of his employment commencement date. Pursuant to the terms of his offer letter, we also granted Dr. Garces 50,516 shares of restricted stock which vest 25% on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter. We also agreed to provide Dr. Garces with six months’ base salary continuation, including health care and benefits coverage, in the event we terminate his employment for any reason other than cause.

Jennifer Williams

In April 2010, we entered into an employment offer letter with Ms. Williams appointing her as our Senior Vice President, Human Resources and Quality. Ms. Williams now serves as our Senior Vice President, Global Operations and Human Resources. Pursuant to her employment offer letter, we agreed to pay Ms. Williams a base salary of $200,000 and initially establish her target bonus at 30% of her base salary. Ms. Williams also received stock options to acquire 71,000 shares of our common stock, which vest 25% on the first anniversary of the grant date and the remaining shares vesting in monthly installments over the following three years.

Tax and Accounting Considerations

To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax and similar benefits for the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s tax deductibility of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met. The Compensation Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. While we will continue to monitor our compensation programs in light of Section 162(m), the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our stockholders. As a result, the Compensation Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our stockholders.

2012 Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered by our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. The compensation described in this table does not include medical insurance or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Hany Massarany(6)	2012	443,077	—	670,796	—	228,375	7,353	1,349,601
President, Chief Executive Officer and Director	2011	335,769	215,330	698,119	697,622	—	81,466	2,028,306

Richard Slansky(7)	2012	183,077	—	179,326	195,242	48,087	451	606,183
Chief Financial Officer

Paul Ross(8)	2012	88,615	—	100,602	—	—	106,041	295,258
Former Chief Financial Officer	2011	180,000	61,703	133,277	133,182	—	—	508,162

Jorge Garces, Ph.D.(9)	2012	232,615	40,000	166,469	—	122,889	159	562,132
Sr. Vice President, Research and Development

Jennifer Williams	2012	236,943	—	277,996	—	59,463	187	574,589
Sr. Vice President, Global Operations & Human Resources	2011 2010	225,000 126,923	97,031 42,600	102,292 272,791	— 84,630	— —	— 100,000	424,323 626,944

Michael Gleeson	2012	203,885	—	251,344	—	51,925	168	507,322
Senior Vice President, Sales

(1)	The amount reported for Dr. Garces in 2012 reflects a $40,000 initial sing-on bonus upon his commencement of employment in February 2012. Amounts previously reported under the “Bonus” column in 2010 reflected the grant date valuation of annual bonuses for services rendered in 2010 which were paid in the form of restricted stock granted in 2011. Amounts previously reported under the “Bonus” column in 2011 reflected cash bonus amounts paid in 2012 for services rendered in 2011 and/or the grant date valuation of a portion of annual bonuses for services rendered in 2011 which was paid in the form of restricted stock granted in 2012.

(2)	Represents the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information, see Note 4 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 14, 2013.

(3)	The amounts reported for 2012 for all named executive officers reflect the grant date fair value of annual restricted stock awards granted in February 2012. In addition, with respect to Mr. Massarany, Mr. Slansky, Ms. Williams and Mr. Gleeson, the amount reported reflects the grant date fair value of restricted stock units issued in March 2013 in lieu of receiving 50% of their respective 2012 bonus amounts pursuant to each individual’s election as described in greater detail under the heading “Annual Performance-Based Awards” above. Amounts reported for 2011 and 2010 exclude restricted stock grants to named executive officers granted in lieu of 2010 and 2011 annual bonuses which are reflected in the “Bonus” column for those particular years.

(4)	Amounts reported for 2012 reflect cash bonus amounts paid under the terms of our 2012 Bonus Plan in March 2013. As noted above, Mr. Massarany, Mr. Slansky, Ms. Williams and Mr. Gleeson each elected to receive 50% of their 2012 bonus in the form of restricted stock units. In addition, amounts reported for each of Dr. Garces and Mr. Slansky reflect a pro rata portion of their 2012 bonus amount based on their respective employment commencement dates in February and April 2012, respectively.

(5)	Amounts included in the “All Other Compensation” column are as follows:

Named Executive Officer	Year	Accrued Vacation Payment ($)	Life Insurance Benefits ($)	Housing Allowance and/or Relocation Benefits ($)	Severance ($)	Total ($)
Hany Massarany	2012	6,923	430	—	—	7,353
	2011	—	—	81,466	—	81,466

Richard Slansky	2012	—	451	—	—	451

Paul Ross	2012	5,910	131	—	100,000	106,041
	2011	—	—	—	—	—

Jorge Garces, Ph.D.	2012	—	159	—	—	159

Jennifer Williams	2012	—	—	—	—	187
	2011	—	—	—	—	—
	2010	—	—	100,000	—	100,000

Michael Gleeson	2012	—	168	—	—	168

(6)	Mr. Massarany joined the Company as President and Chief Executive Officer in May 2011.

(7)	Mr. Slansky was appointed as our Chief Financial Officer effective April 23, 2012.

(8)	Mr. Ross was appointed as the Company’s Chief Financial Officer in April 2011 and resigned from that position effective April 22, 2012.

(9)	Dr. Garces was appointed as the Company’s Senior Vice President, Research and Development in February 2012.

2012 Grant of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hany Massarany		112,500	225,000	337,500	15,496	30,992	46,488
	2/29/12							141,207			467,139
Richard Slansky		24,150	48,300	72,450	3,326	6,653	9,979
	5/30/12							30,395			114,409
	5/4/12								76,849	4.73	195,242
Jorge Garces, Ph.D.		61,600	123,200	184,800	—	—	—
	2/29/12							50,516			166,469
Jennifer Williams		30,000	60,000	90,000	4,132	8,264	12,397
	2/29/12							74,063			244,881
Michael Gleeson.		26,250	52,500	78,750	3,616	7,231	10,847
	2/29/12							66,250			218,971

(1)

Amounts reported represent the threshold, target and maximum cash bonus amounts that could have been earned under our 2012 Bonus Plan. In March 2013, our Compensation Committee provided our senior executive officers with an opportunity to receive 50% of their 2012 bonus payment in the form of restricted stock units. Any executive officer making this election received a number of restricted stock units equal to 1.5 times their foregone cash bonus amount, based on the closing market price of our common stock on the date of grant. As a result, the amounts reported for each of Mr. Massarany, Mr. Slansky, Ms. Williams and Mr. Gleeson represent for threshold, target and maximum amounts payable in cash based on their respective target bonuses for 2012 and their election to receive 50% of their 2012 bonus awards in the form of restricted stock units. The amount reported for Dr. Garces is based on his election to receive 100% of his 2012 bonus award in the form of cash. Actual amounts paid in cash in March 2013 under the terms of the 2012 Bonus Plan based on each individual’s election are set forth under the “Non-Equity Incentive Plan Compensation” column in our 2012 Summary Compensation Table above. As described above, Mr. Ross resigned as Chief Financial Officer in April 2012 and therefore was ineligible to receive an award under the 2012 Bonus Plan. In addition, each of Dr. Garces and Mr. Slansky were only eligible to receive a pro rata portion of their 2012 bonus amount based on their respective employment commencement dates in February and April 2012, respectively.

(2)	Amounts reported represent the number of restricted stock units which may have been granted pursuant to an individual’s election to receive restricted stock units in lieu of 50% of their 2012 bonus amount, based on each individual’s respective target bonuses for 2012, the threshold, target and maximum performance levels under the 2012 Bonus Plan, and the closing price of our common stock on the date such awards were granted of $10.89 per share. The amount reported for Dr. Garces is based on his election to receive 100% of his 2012 bonus award in the form of cash. The grant date fair value of restricted stock units granted to each of Mr. Massarany, Mr. Slansky, Ms. Williams and Mr. Gleeson in March 2013 pursuant to their election to receive 50% of their 2012 bonus amount in the form of restricted stock units is reflected in the “Stock Awards” column of our 2012 Summary Compensation Table above. As described above, Mr. Ross resigned as Chief Financial Officer in April 2012 and therefore was ineligible to receive an award under the 2012 Bonus Plan. Mr. Slansky was only eligible to receive a pro rata portion of his 2012 bonus amount based on his commencement of employment in April 2012.

(3)	Amounts reported in February 2012 reflect annual grants of restricted stock made under the 2010 Plan and, with respect to Mr. Massarany, Ms. Williams and Mr. Gleeson, restricted stock issued in February 2012 in lieu of a portion of their 2011 cash bonuses. The amount reported for Mr. Slansky reflects his initial grant of restricted stock under the 2010 Plan in connection with his commencement of employment in April 2012. Annual grants of restricted stock vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter over the following three years. Restricted stock granted in lieu of receiving a portion of 2011 cash bonuses vests 100% on the second anniversary of the grant date. For additional information regarding these awards, see the “Outstanding Equity Awards at December 31, 2012” table below.

(4)	The amount reported for Mr. Slansky reflects his initial grant of stock options in connection with his commencement of employment in April 2012. All stock options were issued under the 2010 Plan and vest and become exercisable on a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and remaining shares subject to the option vesting in equal monthly installments over the following three years.

(5)	Amounts represent the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information, see Note 4 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 14, 2013.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of shares or units that have not Vested		Market Value of shares or units that have not Vested (1)
Hany Massarany	4/5/11	114,583	160,417	$3.95	4/5/21	(2)	110,462	(3)	$994,158
	2/29/12	—	—	—	—		141,207	(4)	$1,270,863

Richard Slansky	5/4/12	—	76,849	$4.73	5/4/22	(2)	—		—
	5/30/12	—	—	—	—		30,395	(5)	$273,555

Jorge Garces, Ph.D.	2/29/12	—	—	—	—		50,516	(6)	$454,644

Jennifer Williams	5/28/10	10,764	5,903	$6.00	5/28/20	(2)	—		—
	5/28/10	35,090	19,243	$6.00	5/28/20	(2)	—		—
	11/3/10	—	—	—	—		9,344	(7)	$84,096
	3/1/11	—	—	—	—		13,444	(6)	$120,996
	2/29/12	—	—	—	—		74,063	(8)	$666,567

Michael Gleeson	2/23/09	41,428	15,388	$6.49	2/23/19	(2)	—		—
	11/3/10	—	—	—	—		3,159	(7)	$28,431
	3/1/11	—	—	—	—		9,619	(6)	$86,571
	2/29/12	—	—	—	—		66,250	(9)	$596,250

(1)	The market value was determined by multiplying the number of stock awards by the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00.

(2)

Represents stock options that vest 25% on the first anniversary of the grant date, with the remaining shares vesting in equal monthly installments thereafter over the following three years. All option grants have a term of ten years.

(3)	Represents restricted stock that vests in 16 equal quarterly installments starting on July 5, 2011.

(4)

Represents (a) 110,000 shares of restricted stock that vests 25% on the first anniversary of the grant date, with the remaining shares vesting in equal quarterly installments over the following three years, subject to continued service to the Company, and (b) 31,207 shares of restricted stock that fully vest 100% on February 29, 2014 which were granted to the recipient in lieu of receiving cash for all or a portion of the bonus award earned in 2011 and paid in 2012.

(5)	Represents restricted stock that vests 25% on May 4, 2013, with the remaining shares vesting in 12 equal quarterly installments thereafter, contingent upon continued service to the Company.

(6)

Represents restricted stock that vests 25% on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, contingent upon continued service to the Company.

(7)	Represents restricted stock that vests 25% on the first anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter, contingent upon continued service to the Company.

(8)	Represents (a) 60,000 shares of restricted stock that vests 25% on the first anniversary of the grant date, with the remaining shares vesting in equal quarterly installments over the following three years, subject to continued service to the Company, and (b) 14,063 shares of restricted stock that fully vest on February 29, 2014 which were granted to the recipient in lieu of receiving cash for all or a portion of the bonus award earned in 2011 and paid in 2012.

(9)

Represents (a) 55,000 shares of restricted stock that vests 25% on the first anniversary of the grant date, with the remaining shares vesting in equal quarterly installments over the following three years, subject to continued service to the Company, and (b) 11,250 shares of restricted stock that fully vest on February 29, 2014 which were granted to the recipient in lieu of receiving cash for all or a portion of the bonus award earned in 2011 and paid in 2012.

Option Exercises

2012 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hany Massarany	—	—	44,184	$236,937
Richard Slansky	—	—	—	—
Paul Ross(2)	13,126	36,306	—	—
Jorge Garces, Ph.D.	—	—	—	—
Jennifer Williams	—	—	15,331	$84,208
Michael Gleeson	—	—	9,129	$50,022

(1)	The value realized on vesting is determined by multiplying (x) the number of shares that vested during 2012, times (y) the closing price of our common stock on NASDAQ on the applicable vesting date.

(2)	Mr. Ross retired as our Chief Financial Officer in April 2012.

Potential Payments upon Termination or Change of Control

Post-termination benefits for our named executive officers are established pursuant to the terms of their individual employment agreements. The following table sets forth the amounts payable to each of our named executive officers based on an assumed termination as of December 31, 2012 based upon certain designated events.

Name	Value if Involuntarily Terminated Without Cause		Value if Voluntarily Terminated by Executive for Good Reason		Value if Terminated Due to Death or Disability		Value if Involuntarily Terminated following a Change in Control

Hany Massarany	$3,740,466	(1)	$3,740,466	(1)	$3,525,136	(2)	$4,405,796	(3)

Richard Slansky	$140,000	(4)	$280,000	(5)	—		$881,700	(6)

Paul Ross(7)	$100,000		—		—		—

Jorge Garces, Ph.D.	140,000		—		—		$594,644	(8)

Jennifer Williams	—		—		—		$947,097	(9)

Michael Gleeson	—		—		—		$749,876	(9)

(1)	The amount reported reflects (a) a severance payment equal to Mr. Massarany’s base salary at the time of termination ($450,000), plus the last annual bonus paid to Mr. Massarany ($215,330), and (b) the value attributable to the immediate acceleration of unvested restricted stock awards and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00 per share ($3,075,136), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(2)	The amount reported reflects a prorated portion of Mr. Massarany’s annual bonus payable in accordance with the 2012 Bonus Plan (or $450,000, assuming a qualifying termination event on December 31, 2012), and the value attributable to the immediate acceleration of unvested restricted stock awards and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00 per share ($3,075,136), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(3)

The amount reported reflects: (a) a severance payment equal to ($1,330,660) representing the product of two multiplied by (i) Mr. Massarany’s base salary at the time of termination ($450,000), plus (ii) the last annual bonus paid to Mr. Massarany ($215,330); and (b) the value attributable to the immediate acceleration of unvested restricted stock awards and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00 per share ($3,075,136), in each in accordance with the terms of Mr. Massarany’s employment agreement.

(4)	Mr. Slansky would be entitled to $280,000, or 12 months base salary, if he were terminated without cause within the 12 months following the appointment of a new Chief Executive Officer.

(5)	The amount reported reflects amounts due if Mr. Slansky’s responsibilities as Chief Financial Officer are materially reduced.

(6)	The amount reported reflects a severance payment equal to twelve (12) months’ base salary ($280,000) plus the value attributable to the immediate acceleration of unvested restricted stock awards and stock options upon such termination event based on the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00 per share ($601,700).

(7)

Amounts reported for Mr. Ross represent actual amounts paid pursuant to the terms of his separation agreement with the Company entered into in connection with Mr. Ross’ resignation in April 2012. Pursuant to the terms of the separation agreement, the Company agreed to (a) pay to Mr. Ross a salary continuation benefit of $100,000, less applicable taxes, payable in ten semi-monthly increments, and (b) reimburse Mr. Ross for the premiums for health coverage through COBRA for a maximum of five months, unless Mr. Ross earlier becomes eligible for health coverage through a subsequent employer.

(8)	The amount reported reflects six months’ base salary continuation ($140,000) and the value attributable to the immediate acceleration of unvested restricted stock awards and stock options upon a change of control event based on the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00 per share ($454,644).

(9)	Amounts reported reflect the value attributable to the immediate acceleration of unvested restricted stock awards and stock options upon a change of control event based on the closing price of our common stock on NASDAQ on December 31, 2012 of $9.00 per share.

DIRECTOR COMPENSATION

Non-employee directors receive a retainer from the Company for their services as members of the Board. We also pay a separate, additional retainer to our Chairman of the Board and the Chairman of the Audit Committee for serving in such capacities. The following table sets forth the non-employee director compensation plans for 2012.

Position	Annual Retainer
Board Retainer	$60,000
Chairman of the Board Retainer	$40,000
Chairman of Audit Committee Retainer	$15,000

No compensation is paid to any director who is also an employee of the Company. The table below sets forth the compensation (cash and equity) received by our non-employee directors in 2012. Fees are prorated based on length of service for independent directors serving a portion of the year. The Board has discretion to allocate the percent of the fees payable in cash and the percent of the fees payable in equity awards. Compensation differs between directors which is largely dependent on the director’s responsibilities on Committees of the Board. Option awards have an exercise price per share determined at the fair market value on the date of grant with such awards generally vesting over one year in equal monthly installments commensurate with the period of Board service. Restricted stock awards generally vest over one year in equal quarterly installments. Any cash fees are payable quarterly within thirty days of the beginning of each quarter. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he serves.

Upon joining the Board, non-employee directors also received an initial grant of options or restricted stock awards. These option awards have an exercise price per share determined at the fair market value on the date of grant with such awards generally vesting over four years, with 25% of the options vesting on the first anniversary of the grant date and the remainder of the options vesting in equal monthly installments over the subsequent three years. Restricted stock awards have no cost to acquire and generally vest over four years, with 25% of the shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal quarterly installments over the subsequent three years.

Director Summary Compensation Table

The following table summarizes director compensation during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Totals ($)
Christopher Gleeson(3)	25,000	163,423	44,962	233,385
Daryl Faulkner(4)	15,000	38,051	26,980	80,031
James Fox, Ph.D.(5)	15,000	38,051	—	53,051
Kevin C. O’Boyle(6)	18,750	47,563	33,724	100,037
Stephen Worland, Ph.D.(7)	7,500	—	57,439	64,939

(1)	The amounts included in the “Stock Awards” column represent director fees that were paid in fiscal 2012 in the form of stock awards. In fiscal 2012, each director received the following number of shares of Company common stock as payment of director fees: Mr. Gleeson (28,619); Mr. Faulkner (10,112); Dr. Fox (10,112); Mr. O’Boyle (12,640); and Dr. Worland (0). Mr. Gleeson’s stock award grants comprised the following two awards: 16,854 shares of restricted stock granted on June 6, 2012, which vest 25% on the first anniversary of the grant date and in quarterly installments thereafter over the following three years, having a grant date fair value of $63,420; and 11,765 shares of restricted stock granted on November 5, 2012, which vested 100% on December 5, 2012 and had a grant date fair value of $100,003. All other stock awards reflected in the table above represent awards granted on June 6, 2012, which vest 25% on the first anniversary of the grant date and in quarterly installments thereafter over the following three years.

(2)	Amounts reported reflect stock option awards granted to Mr. Gleeson, Mr. Faulkner and Mr. O’Boyle on January 3, 2012, which vest in twelve equal monthly installments commencing on the one-month anniversary of the grant date. The amount reported for Dr. Worland represents a stock option award granted to Dr. Worland on June 13, 2012, which vests 25% on the first anniversary of the grant date and in equal monthly installments thereafter over the following three years.

(3)	As of December 31, 2012, Mr. Gleeson beneficially owned 96,931 options to purchase shares of our common stock and 16,854 shares of unvested restricted stock.

(4)	As of December 31, 2012, Mr. Faulkner held 56,056 options to purchase shares of our common stock and 10,112 shares of unvested restricted stock.

(5)	As of December 31, 2012, Dr. Fox held no options to purchase shares of our common stock and 28,063 shares of unvested restricted stock.

(6)	As of December 31, 2012, Mr. O’Boyle held 56,476 options to purchase shares of our common stock and 12,640 shares of unvested restricted stock.

(7)	As of December 31, 2012, Dr. Worland held 25,000 options to purchase shares of our common stock and no shares of unvested restricted stock.

Potential Payments upon Termination or Change of Control

In accordance with provisions of our 2010 Plan, upon a change in control (as defined in the 2010 Plan), all outstanding awards held by our non-employee directors may become immediately exercisable and vested in full, unless they are assumed or otherwise substituted for as outlined in the 2010 Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

James Fox, Ph.D. (Chair)

Daryl Faulkner

Kevin C. O’Boyle

Stephen Worland, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2012, the Compensation Committee consisted of James Fox, Ph.D. (Chair), Daryl Faulkner, Kevin C. O’Boyle and Stephen Worland, Ph.D. All of the members of the Compensation Committee are non-employee directors. No members of the Compensation Committee have a relationship that would constitute an interlocking relationship as defined by SEC rules.

REPORT OF THE AUDIT COMMITTEE

As of December 31, 2012, the Audit Committee consisted of Kevin C. O’Boyle (Chair), James Fox, Ph.D., Daryl Faulkner and Stephen Worland, Ph.D. Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of our independent registered public accounting firm. Each member of the Audit Committee meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Deloitte & Touche LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2012 year.

The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Deloitte & Touche LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” below for more information regarding fees paid to Deloitte & Touche LLP for services in fiscal years 2012 and 2011.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2012 with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Deloitte & Touche LLP are compatible with maintaining its independence;

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee met four times in 2012. This report for 2012 is provided by the members of the Audit Committee of the Board.

THE AUDIT COMMITTEE

Kevin C. O’Boyle (Chair)

James Fox, Ph.D.

Daryl Faulkner

Stephen Worland, Ph.D.

Principal Accountant Fees and Services

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and is asking our stockholders to ratify this appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The following table presents the fees for professional audit services rendered by Deloitte & Touche LLP for fiscal years 2012 and 2011, and fees billed for other services rendered by Deloitte & Touche LLP and Deloitte Tax LLP for fiscal years 2012 and 2011.

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees(1)	$745,267	$789,877
Tax Fees(2)	228,440	386,910

Total	$973,707	$1,176,787

(1)	Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of the Company’s financial statements and Sarbanes-Oxley Act compliance, review of the Company’s quarterly financial statements, review of registration statements on Forms S-3 and S-8, and audit services provided in connection with other regulatory filings.

(2)	Tax Fees consist of fees for professional services performed by Deloitte Tax LLP with respect to tax compliance, tax advice and tax planning.

All fees paid to Deloitte & Touche LLP and Deloitte Tax LLP for 2012 and 2011 were pre-approved by the Audit Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will vote on the election of two Class III directors to serve for a three-year term until our Annual Meeting of Stockholders in 2016 and until their successors are elected and qualified. The Board has unanimously nominated Christopher Gleeson and Stephen Worland, Ph.D. for election to the Board as Class III directors. The nominees have indicated that they are willing and able to serve as directors. If either Christopher Gleeson or Stephen Worland, Ph.D. becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting.

The Class III directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors. Stockholders do not have cumulative voting rights in the election of directors.

The Board unanimously recommends a vote “FOR” the election of each of Christopher Gleeson and Stephen Worland, Ph.D. as Class III directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of each of Mr. Gleeson and Dr. Worland.

PROPOSAL 2

APPROVAL OF GENMARK DIAGNOSTICS, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, our stockholders will be asked to approve the GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan (the “ESPP”). The ESPP authorizes the issuance of up 650,000 shares of our common stock (subject to adjustment for certain changes in the capital structure of the Company).

The Board believes that the ESPP benefits the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of our common stock, which is helpful in attracting, retaining and motivating valued employees. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board has adopted the ESPP, subject to stockholder approval.

Summary of the ESPP

The following summary of the ESPP is qualified in its entirety by the specific language of the ESPP, a copy of which appears as Appendix A to this Proxy Statement.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. At the beginning of each offering under the plan (an “Offering”), each participant in the ESPP is granted the right to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (a “Purchase Right”) determined on the first day of the Offering. The Purchase Right is automatically exercised on each purchase date during the Offering unless the participant has withdrawn from participation in the ESPP prior to such date.

Shares Subject to Plan.    A maximum of 650,000 shares of the Company’s authorized but unissued or reacquired shares of common stock may be issued under the ESPP, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the ESPP.

Administration.    The ESPP is administered by the Compensation Committee of the Board or a duly appointed committee of the Board (hereinafter referred to in this Proposal 2 as the “Committee”). Subject to the provisions of the ESPP, the Committee determines the terms and conditions of Purchase Rights granted under the plan. The Committee will interpret the ESPP and Purchase Rights granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the ESPP or any Purchase Right. If at any time there is no committee of the Board then authorized or properly constituted to administer the ESPP, the Board shall exercise all of the powers of the Committee. The ESPP provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the plan.

Eligibility.    Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Committee for inclusion in the ESPP is eligible to participate in an Offering under the ESPP. Notwithstanding the foregoing, the Committee has the authority to exclude employees who are customarily employed for 20 or fewer hours per week and/or five or fewer months in any calendar year from an Offering. No employee who owns or holds options to purchase, or who, as a result of participation in the ESPP, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the ESPP. As of April 1, 2013, approximately 140 full-time employees, including seven executive officers, would be eligible to participate in the ESPP were it then in effect.

Offerings.    Generally, each Offering under the ESPP will be for a period of six months (an “Offering Period”) commencing on such dates designated by the Committee. The Committee may establish a different term for one or more Offerings, not to exceed 27 months, or different commencement or ending dates for any Offering Period.

Participation and Purchase of Shares.    Participation in an Offering under the ESPP is limited to eligible employees who authorize payroll deductions prior to the first day of an Offering Period (the “Offering Date”). Payroll deductions may not exceed 10% (or such other rate as the Committee determines) of an employee’s compensation on any payday during the Offering Period. An employee who becomes a participant in the ESPP will automatically participate in each subsequent Offering Period beginning immediately after the last day of the Offering Period in which he or she is a participant until the employee withdraws from the ESPP, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the ESPP at any time during an Offering. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

Subject to certain limitations, each participant in an Offering is granted a Purchase Right equal to the lesser of (1) that number of whole shares determined by dividing the “Dollar Limit” by the fair market value of a share of common stock on the Offering Date and (2) the “Share Limit.” For this purpose, the “Dollar Limit” is determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounded to the nearest whole dollar. The “Share Limit” is equal to 250 multiplied by the number of months (rounded to the nearest whole month) in the Offering Period and rounded to the nearest whole share. However, no participant may purchase shares of common stock under the ESPP or any other employee stock purchase plan of the Company having a fair market value exceeding $25,000 in for each calendar year (measured by the fair market value of the Company’s common stock on the first day of the Offering Period in which the shares are purchased) in which a Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

On the last day of each Offering Period (a “Purchase Date”), the Company issues to each participant in the Offering the number of shares of the Company’s common stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are sold under the ESPP is established by the Committee but may not be less than 85% of the lesser of the fair market value per share of common stock on the Offering Date or on the Purchase Date. The fair market value of the common stock on any relevant date generally will be the closing price per share as reported on the national or regional securities exchange or quotation system constituting the primary market for the shares. On April 1, 2013, the closing price per share of common stock was $13.30. Any payroll deductions under the ESPP not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next Offering Period.

Change in Control.    The ESPP defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor, or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock, (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company, (iii) certain mergers or consolidations in which the Company is a party, or (iv) a liquidation or dissolution of the Company. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may assume the Company’s rights and obligations under the ESPP. However, if such corporation elects not to assume the outstanding Purchase Rights, the Purchase Date of the then current Offering Period will be accelerated to a date before the Change in Control specified by the Committee. Any Purchase Rights that are not assumed or exercised prior to the Change in Control will terminate.

Termination or Amendment.    The ESPP will continue until terminated by the Committee. The Committee may at any time amend or terminate the ESPP, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the ESPP, or changing the definition of the corporations which may be designated by the Committee as corporations the employees of which may participate in the ESPP.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the ESPP or purchasing shares under the ESPP. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the Offering Date and purchase price (determined as if the Purchase Right were exercised on the Offering Date) is recognized as ordinary income in the year of the participant’s death.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

New Plan Benefits

Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the ESPP is approved by our stockholders. Non-employee directors are not eligible to participate in the ESPP.

Vote Required and Board of Directors’ Recommendation

The proposal to approve the ESPP requires the affirmative vote of a majority of the votes cast on such proposal. Abstentions and broker non-votes will not be considered votes cast on the proposal and will therefore have no effect on such proposal.

The Board of Directors believes that the opportunity to purchase shares under the ESPP is important to attracting and retaining qualified employees essential to the success of the Company, and that stock ownership is important to providing such persons with an incentive to perform in the best interest of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

Voting and Board of Directors’ Recommendation

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

The Board unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives, including under the heading “Executive Summary” beginning on page 19 of this Proxy Statement.

Voting and Board of Directors’ Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the stockholders of GenMark Diagnostics, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

The Board unanimously recommends a vote “FOR” Proposal 4.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Stockholder”) and share a single address, if applicable, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (760) 448-4300 or by mail at 5964 La Place Court, Carlsbad, CA 92008. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

By Order of the Board of Directors:

Christopher Gleeson

Chairman of the Board

Carlsbad, California

April 5, 2013

Appendix A

GenMark Diagnostics, Inc.

2013 EMPLOYEE STOCK

PURCHASE PLAN

-i-

(continued)

-ii-

GenMark Diagnostics, Inc.

2013 Employee Stock Purchase Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of the date of its approval by the stockholders of the Company.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(p)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e) “Company” means GenMark Diagnostics, Inc., a Delaware corporation, or any successor corporation thereto.

(f) “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums and payments for paid time off, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to such amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, annual or other incentive bonuses, commissions, profit-sharing distributions or other incentive-type payments, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments in lieu of notice, payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.

(g) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(h) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.

(i) “Fair Market Value” means, as of any date:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

(ii) If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date, or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(k) “Non-United States Offering” means a separate Offering covering Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under applicable law on payroll deductions, as described in Section 11.1(b).

(l) “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(m) “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(n) “Offering Period” means a period, established by the Committee in accordance with Section 6, during which an Offering is outstanding.

(o) “Officer” means any person designated by the Board as an officer of the Company.

(p) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(q) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(r) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(s) “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.

(t) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(u) “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.

(v) “Purchase Period” means a period, established by the Committee in accordance with Section 6, included within an Offering Period and on the final date of which outstanding Purchase Rights are exercised.

(w) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(x) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(aa) “Subscription Agreement” means a written or electronic agreement, in such form as is specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(bb) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(cc) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.

3.4 Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.

3.5 Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be six hundred fifty thousand (650,000) shares and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the Annual Increase, the limit on the shares which may be purchased by any Participant during an Offering (as described in Sections 8.1 and 8.2) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5. ELIGIBILITY.

5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the Committee may, prior to the commencement of any Offering Period, elect to exclude the following Employees from such Offering Period (and subsequent Offering Periods):

(a) Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b) Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3 Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

6. OFFERINGS.

The Plan shall be implemented by sequential Offerings of approximately six (6) months duration or such other period as the Committee shall determine. Offering Periods shall commence in such months as determined by the Committee in its discretion, beginning on or about the first trading day for such six (6) month period and ending on or about the last trading day in such six (6) month period. Thereafter, unless otherwise established by the Committee, a new Offering Period of six (6) months duration shall commence on the next trading day and shall last for another period of six (6) months, ending on or about the last trading day at the end of such six month period. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.

7. PARTICIPATION IN THE PLAN.

7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8. RIGHT TO PURCHASE SHARES.

8.1 Grant of Purchase Right. Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase the lesser of (a) that number of whole shares of Stock determined by dividing the Dollar Limit (determined as provided below) by the Fair Market Value of a share of Stock on such Offering Date or (b) the Share Limit (determined as provided below). The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee. For the purposes of this Section, the “Dollar Limit” shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar, and the “Share Limit” shall be determined by multiplying two hundred fifty (250) shares by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole share.

8.2 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the regulations thereunder.

9. PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than ten percent (10%). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.

10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.

10.4 Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right, or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.

10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All such amounts received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account.

11. PURCHASE OF SHARES.

11.1 Exercise of Purchase Right.

(a) Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b) Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

11.2 Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock available for issuance under the Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4 Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.5 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

12. WITHDRAWAL FROM PLAN.

12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

12.2 Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13. TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14. EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

15. NONTRANSFERABILITY OF PURCHASE RIGHTS.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to

Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16. COMPLIANCE WITH SECURITIES LAW.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17. RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

18. NOTIFICATION OF DISPOSITION OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19. LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20. DESIGNATION OF BENEFICIARY.

20.1 Designation Procedure. Subject to local laws and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.

20.2 Absence of Beneficiary Designation. If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.

21. NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. AMENDMENT OR TERMINATION OF THE PLAN.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan as duly adopted by the Board on March 22, 2013.

/s/ Richard Slansky
Richard Slansky, Corporate Secretary

PLAN HISTORY

3/22/13	Board adopts Plan with a reserve of 650,000 shares (subject to increases and other adjustments as provided by the Plan), subject to approval by the stockholders of the Company.

[•]	Stockholders approve Plan.

[•]	Initial Form S-8 Registration Date

[•]	Date initial Offering Period commenced.

APPENDIX A

Participating Companies

GenMark Diagnostics, Inc.

Clinical Micro Sensors, Inc.

GENMARK DIAGNOSTICS, INC. 5964 LA PLACE COURT CARLSBAD, CA 92008

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Christopher Gleeson	02 Stephen Worland, Ph.D.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain
2	To approve the GenMark Diagnostics, Inc. 2013 Employee Stock Purchase Plan.							☐	☐	☐
3	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.							☐	☐	☐
4	To approve, on an advisory basis, the compensation of the Company’s named executive officers.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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GENMARK DIAGNOSTICS, INC. Annual Meeting of Stockholders May 22, 2013 1:00 PM This proxy is solicited by the Board of Directors

The stockholders hereby appoint Hany Massarany and Richard Slansky, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of GENMARK DIAGNOSTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, PDT on May 22, 2013, at 5964 La Place Court, Carlsbad, CA 92008, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side